Filed Pursuant to Rule 433

Registration Statement Nos. 333-288681, 333-288681-01, 333-288681-02, 333-288681-03, 333-
288681-04, 333-288681-05, 333-288681-06 and 333-288681-07

Amcor UK Finance plc

€750,000,000 3.200% Guaranteed Senior Notes due 2029

€750,000,000 3.750% Guaranteed Senior Notes due 2033

With full and unconditional guarantees
as to payment of principal and interest by each of

Amcor plc
Amcor Finance (USA), Inc.
Amcor Group Finance plc
Amcor International UK plc
Amcor Flexibles North America, Inc.
Berry Global Group, Inc.
Berry Global, Inc.

Pricing Term Sheet – November 12, 2025

Terms Applicable to the Notes

Issuer:	Amcor UK Finance plc
Guarantors:	Amcor plc, Amcor Finance (USA), Inc., Amcor Group Finance plc, Amcor International UK plc, Amcor Flexibles North America, Inc, Berry Global Group, Inc. and Berry Global, Inc.
Expected Ratings*:	Baa2 (Stable) (Moody’s) / BBB (Stable) (S&P) / BBB+ (Stable) (Fitch)
Ranking:	Senior Unsecured
Format:	SEC Registered Global Notes
Trade Date:	November 12, 2025
Settlement Date**:	November 17, 2025
Global Coordinators:	BNP PARIBAS and Citigroup Global Markets Limited

Joint Book-Running Managers:

ING Bank N.V.
J.P. Morgan Securities plc
Merrill Lynch International
Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Coöperatieve Rabobank U.A.

Goldman Sachs & Co. LLC

HSBC Bank plc

Mizuho International plc

Standard Chartered Bank

The Toronto-Dominion Bank

UBS AG London Branch

Wells Fargo Securities International Limited

Listing:	We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date of the Notes. If such listing is obtained, we will have no obligation to maintain such listing, and we may delist any Notes at any time.
Day Count Convention:	Actual / Actual (ICMA)
Target Market/PRIIPs:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in the European Economic Area (the “EEA”).
Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) has been prepared as not available to retail in the United Kingdom (the “UK”).
Settlement and Trading:	Through the facilities of Euroclear and Clearstream
Denominations:	Minimum of €100,000 with increments of €1,000 thereafter
Governing Law:	New York
Terms Applicable to 3.200% Guaranteed Senior Notes due 2029
Principal Amount:	€750,000,000
Maturity Date:	November 17, 2029
Benchmark Bund:	OBL 2.500% due October 11, 2029
Benchmark Bund Price and Yield:	101.27 / 2.157%
Spread to Benchmark Bund:	+107.1 bps
Coupon:	3.200% per annum
Re-Offer Yield:	3.228%
Re-Offer Price:	99.896%
Mid-Swap Yield:	2.298%
Spread to Mid-Swap Yield:	+93 bps
Fees:	25 basis points
All-in Price:	99.646%
Redemption Amount:	100% of face value at Maturity Date

Interest Payment Dates:	Payable annually in arrears on November 17 of each year, commencing November 17, 2026 and ending on the Maturity Date
Optional Redemption:	Make-Whole Call: Comparable government bond + 20 bps at any time before October 17, 2029
Par call at any time on or after October 17, 2029
In the event that the Issuer has redeemed or purchased and cancelled Notes equal to or greater than 75% of the aggregate principal amount of the Notes initially issued, the Issuer may redeem, in whole, but not in part, the remaining Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest on those Notes to, but excluding, the date fixed for redemption.
ISIN / Common Code / CUSIP:	XS3229090801 / 322909080 / 0234EVAC5
Terms Applicable to 3.750% Guaranteed Senior Notes due 2033
Principal Amount:	€750,000,000
Maturity Date:	February 20, 2033
Benchmark Bund:	DBR 2.300% due February 15, 2033
Benchmark Bund Price and Yield:	99.02 / 2.448%
Spread to Benchmark Bund:	+134.8 bps
Coupon:	3.750% per annum
Re-Offer Yield:	3.796%
Re-Offer Price:	99.726%
Mid-Swap Yield (Interpolated):	2.516%
Spread to Mid-Swap Yield:	+128 bps
Fees:	40 basis points
All-in Price:	99.326%
Redemption Amount:	100% of face value at Maturity Date
Interest Payment Dates:	Payable annually in arrears on February 20 of each year, commencing with a short first coupon on February 20, 2026 and ending on the Maturity Date
Optional Redemption:	Make-Whole Call: Comparable government bond + 20 bps at any time before November 20, 2032
Par call at any time on or after November 20, 2032
In the event that the Issuer has redeemed or purchased and cancelled Notes equal to or greater than 75% of the aggregate principal amount of the Notes initially issued, the Issuer may redeem, in whole, but not in part, the remaining Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest on those Notes to, but excluding, the date fixed for redemption.
ISIN / Common Code / CUSIP:	XS3229091015 / 322909101 / 0234EVAD3

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings in respect of Amcor UK Finance plc may be made available only to a person (x) who is not a “retail client” within the meaning of section 761G of the Corporations Act and is also a sophisticated investor, professional investor or other investor in respect of whom disclosure is not required under Part 6D.2 or 7.9 of the Corporations Act, and (y) who is otherwise permitted to receive credit ratings in accordance with applicable law in any jurisdiction in which the person may be located.

**Note: It is expected that delivery of the Notes will be made to investors on or about November 17, 2025, which will be the third business day following the date of pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the date of delivery will be required, by virtue of the fact that the Securities initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes prior to two business days before the date of delivery should consult their own advisor.

This communication is intended for the sole use of the person to whom it is provided by the sender. This document may not be reproduced, distributed or published by any recipient for any purpose. This document has been prepared for information purposes only and does not take into account the specific requirements, investment objectives or financial circumstances of any recipient. The recipient should seek independent financial, legal, tax and other relevant advice and should independently verify the accuracy of the information contained in this document.

MIFID II professionals / ECPs only / No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA. Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MIFIR professionals / ECPs only / No PRIIPs KID – No UK PRIIPs key information documents (KID) has been prepared as not available to retail in the UK. Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

The Issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates. The information in this pricing term sheet supplements the Issuer’s preliminary prospectus supplement, dated November 12, 2025 (the “Preliminary Prospectus”) and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Before you invest, you should read the Preliminary Prospectus, together with the prospectus in that registration statement and other documents each of the Issuer and Amcor plc has filed with the SEC for more complete information about the Issuer, Amcor plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling BNP PARIBAS toll-free at +1 800-854-5674 or Citigroup Global Markets Limited toll-free at +1 800-831-0146.

The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus.

If this document has been distributed by electronic transmission, such as e-mail, then such transmission cannot be guaranteed to be secure or error-free as information could be intercepted, corrupted, lost, destroyed, arrive late or incomplete, or contain viruses. The sender therefore does not accept liability for any errors or omissions in the contents of this document, which may arise as a result of electronic transmission.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.